EXHIBIT 99

BULL RUN CORPORATION
4370 Peachtree Road, N.E.
Atlanta, Georgia 30319-3099
(404) 266-8333

News Release May 15, 2003

BULL RUN CORPORATION ANNOUNCES REVERSE STOCK SPLIT

Atlanta, Georgia — Bull Run Corporation (Nasdaq: BULL) today announced a 1-for-10 reverse stock split of its common stock will take effect on Friday, May 16, 2003. The reverse stock split, approved by the Company’s stockholders in February, is intended to regain compliance with the continued listing requirements of the Nasdaq SmallCap Market, and specifically, Nasdaq’s minimum bid price requirement. Nasdaq will append the Company’s common stock symbol “BULL” with the letter “D” for twenty trading days to signify the split, following which time the “D” will be removed.

The Company also reduced the total number of authorized shares of its common stock from 100,000,000 to 25,000,000. As a result of the reverse split, the number of currently outstanding Bull Run common shares will be reduced from approximately 39,725,000 shares to approximately 3,972,500 shares.

Bull Run, through its wholly owned subsidiary Host Communications, Inc., provides affinity, multimedia, promotional and event management services to universities, athletic conferences, associations and corporations. Bull Run also has a significant investment in Gray Television, Inc. (NYSE: GTN and GTN.A), an owner and operator of 29 stations serving 25 markets and four newspapers. Of Gray’s 29 television stations, 23 rank #1 in local news audience and 22 rank #1 in overall audience in their respective markets. The Company currently owns 4% of the outstanding common stock of Gray, representing 18% of the voting power.

Forward-Looking Statements
Certain statements in this press release are “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guaranties of future performance and actual results may differ materially from those forecasted.

Contact: Robert S. Prather, Jr., Bull Run’s President & Chief Executive Officer, at (404) 266-8333 or Frederick J. Erickson, Bull Run’s
VP-Finance & Chief Financial Officer, at (704) 602-3107.

3